Exhibit 8.1
[Patton Boggs LLP Letterhead]

August 23, 2010	Patton Boggs LLP (202) 457-6000
Board of Directors
American Oil & Gas, Inc.
1050 17th Street, Suite 2400
Denver, CO 80265
Ladies and Gentlemen:
We have acted as counsel to American Oil & Gas, Inc., a Nevada corporation (“American”) in connection with the proposed merger (the “Merger”) of Hess Investment Corp., a Nevada corporation (“HIC”) and a direct wholly-owned subsidiary of Hess Corporation, a Delaware Corporation (“Hess”), with and into American, pursuant to the Agreement and Plan of Merger among Hess, American and HIC dated as of July 27, 2010 (the “Merger Agreement”), which is part of the proxy statement and prospectus of American included as part of Hess’ registration statement filed on Form S-4 with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”).
We hereby confirm that, in our opinion, the statements set forth under the caption “Material United States Federal Income Tax Consequences” in the Registration Statement are accurate in all material respects insofar as such statements describe provisions of United States federal income tax law applicable to American stockholders that exchange their American common stock for Hess common stock in connection with the Merger.
This opinion is being furnished only to American and its stockholders in connection with the Merger and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referenced for any other purpose whatsoever without our express written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and references to our opinion in the Registration Statement and the proxy statement/prospectus attached thereto.
Sincerely,
/s/ Patton Boggs LLP
PATTON BOGGS LLP